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                          INDEPENDENT AUDITORS' CONSENT


The Shareholders and Board of Trustees
of the Governor Funds:

We consent to the references to our name under the headings "Financial Highlights" in the prospectuses and "Auditors" and "Financial Statements" in the Statement of Additional Information and to the inclusion of our report dated August 13, 1999 included in Post-Effective Amendment No.2 to File No. 333-65213.


/s/ KPMG, LLP
October 27, 1999
Columbus, Ohio